Exhibit 10.53

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made and entered into as of January 1, 2010 (the “Effective Date”), by and between Albany Molecular Research, Inc., having its principal place of business at 26 Corporate Circle, Albany, New York 12203 (together with its subsidiaries hereinafter collectively referred to as “AMRI”) and Sunesis Pharmaceuticals, Inc., having its principal place of business at 395 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080 (hereinafter “SUNESIS”). AMRI and SUNESIS are referred to individually as a “Party” and together as the “Parties” throughout this Agreement.

WHEREAS, SUNESIS is engaged in the discovery and development of pharmaceutical products;

WHEREAS, AMRI is engaged in the business of providing synthetic and natural product chemical research and analysis, bio-assay development and screening, chemistry and bioscience consulting, medicinal chemical synthesis, computational chemistry services, parallel synthesis, manufacturing of specialty chemical products, process development, synthesis of compounds in accordance with current Good Manufacturing Practices (“cGMP”), analytical method development, validation, and release testing, stability studies, and related services, (the “Services”);

WHEREAS, AMRI has the technology and capacity to perform the Services indicated in an applicable Work Order (as discussed below) pursuant to this Agreement;

WHEREAS, SUNESIS proposes to retain AMRI, from time to time, for the specific purpose of providing certain Services for individual projects in accordance with an applicable Work Order pursuant to this Agreement.

NOW, THEREFORE, for the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	AMRI Services.

Subject to the terms and conditions of (i) this Agreement, (ii) work orders (a statement of the actual work to be provided) as agreed upon in writing from time to time by the Parties pursuant to this Agreement (each a “Work Order” and collectively “Work Orders”), and (iii) the quality requirements agreement attached hereto as Exhibit A (the “Quality Agreement”), AMRI agrees to provide SUNESIS with the Services as further described generally below and specifically in the Quality Agreement (when applicable) and the Work Orders. All such Work Orders will specify the work to be undertaken (the “Project(s)”), the conditions and timing under which the Project(s) is to be completed, and the amount of and payment terms for AMRI compensation. Each Work Order shall be dated, numbered, reference this Agreement, and shall be signed by an authorized representative of each Party.

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Services may include, but are not limited, to the following:

a.	Product Development Assistance: AMRI shall be available to SUNESIS to advise on the design and synthesis of organic compounds and to complete the manufacture of such organic compounds.

b.	Technical Assistance: AMRI shall be available to SUNESIS to perform synthetic chemical research, medicinal chemistry, process development and process optimization studies.

c.	Technical Consultations: AMRI shall be available to SUNESIS at such times as are requested by SUNESIS for technical consultations with SUNESIS personnel via telephone. Additionally, AMRI shall be available for consultation at a mutually agreed upon site, provided that the extent of this activity shall be determined by mutual agreement of AMRI and SUNESIS. SUNESIS shall reimburse AMRI for all reasonable and necessary travel expenses as requested by SUNESIS.

AMRI will endeavor with all commercially reasonable efforts to conform to its obligations identified herein. Although no anticipated delays or limits in performing any Services are expected, if such delays or limits are encountered, AMRI shall promptly notify SUNESIS. The Parties acknowledge that circumstances beyond the control of AMRI may affect the projected completion date of any Project(s) hereunder. Such circumstances include, but are not limited to, changes to the process necessitated to meet the required specifications and other issues not reasonably foreseeable at the time of execution of the Work Order for the applicable Project(s). SUNESIS agrees to accommodate any reasonable change in timetables as a result of such delays, provided the Services have been proceeding to SUNESIS’s reasonable satisfaction.

Should any of the terms of any Work Order conflict with the general terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern, unless otherwise explicitly stated in the Work Order. In the event any provision contained in this Agreement conflicts with any part of a purchase order provided by either Party for Services under this Agreement, the provision set forth in this Agreement shall take precedence and the other Party specifically rejects any additional terms and/or conditions contained in any such purchase order.

2.	Specific Obligations of AMRI.

In assuming responsibility for undertaking this Agreement and in addition to the obligations set forth in the Work Orders or as outlined in the Quality Agreement, or any attachment thereto, AMRI will:

a.	Provide Services and/or compounds as expeditiously as possible.

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b.	Provide to SUNESIS Certificates of Analysis to include, as appropriate, among such parameters as elemental analysis, optical rotation, HPLC analysis, MS, TGA, moisture content by Karl Fischer titration, and NMR spectra on any compounds provided.

c.	As appropriate for the Project(s) and/or corresponding Work Order, comply with all current governmental regulatory requirements and perform experiments using standard and accepted cGMPs as specified in the Code of Federal Regulations Title 21, Sections 210 and 211 and as further defined for active pharmaceutical ingredients (“API”) in the International Conference on Harmonization (“ICH”) guide Q7 ICH Good Manufacturing Practice Guide for as applied to the manufacture, testing, and quality control of APIs, techniques and record keeping procedures, and in each case as amended from time to time, as appropriate to the Services outlined in a Work Order.

d.	Interact with SUNESIS scientists as is deemed appropriate in the conduct of a fully integrated drug discovery and development Project team effort.

e.	Interact with and communicate with SUNESIS, to its satisfaction, and all reasonable requests, regarding any Services.

f.	Provide written research reports to SUNESIS describing the full experimental procedures and results (hereinafter, “Research Reports”), due within a mutually agreed upon timeframe after the conclusion or termination of the Project in accordance with the procedures and timelines in the applicable Work Order. The Research Reports shall include but not be limited to the full experimental procedures, analyses and the Certificate of Analysis describing the work accomplished under the Project and any other deliverables specified in the applicable Work Order. Each Research Report shall contain sufficient detail so that SUNESIS can understand and fully implement and exploit on its own the information described therein and any Developed IP (as defined in Section 7) resulting from the Services. Upon request by SUNESIS, from time to time, AMRI shall provide reasonable assistance at SUNESIS’s expense to SUNESIS in SUNESIS’s efforts to understand and implement the same.

g.

Retain experimental records, laboratory notebooks or laboratory notebook pages containing experimental descriptions and data generated from the Project(s) hereunder for a period of not less than seven (7) years from the completion of each such Project. After this time and upon written request by SUNESIS and SUNESIS’s expense AMRI shall provide to SUNESIS, for non-GMP Project(s), copies of all experimental records, laboratory notebooks, laboratory notebook pages or other documentation, as mutually agreed upon in writing by the Parties, containing information from the Services for retention in SUNESIS’s archives. For cGMP projects AMRI shall provide SUNESIS, upon SUNESIS’s written request and at SUNESIS’s expense, copies of executed Batch Records, deviation

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reports, investigation report and analytical testing results of APIs or other documentation as mutually agreed upon in writing by the Parties.

3.	Specific Obligations of SUNESIS.

In assuming responsibility for undertaking this Agreement and in addition to the obligations set forth in the Work Orders or outlined in the Quality Agreement, or any attachment thereto, SUNESIS shall:

a.	Provide to AMRI any SUNESIS materials described in the applicable Work Order (the “Sample(s)”) for purposes of performing the Services.

b.	Provide intermediates to AMRI as set forth in the applicable Work Order in order for AMRI to conduct and complete the Services.

c.	Provide written commentary on Research Reports.

d.	Pay AMRI for the Services performed by AMRI as set forth in the corresponding Work Order.

e.	Provide AMRI access to or quantities of Project-specific chemicals, materials, tools and equipment required to conduct Services solely for SUNESIS as set forth in the applicable Work Order.

4.	Confidential Information; Use of Name.

a.	“Confidential Information” shall mean electronic, graphic or oral information disclosed or furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and indicated as being or which reasonably appears to be or is marked to be confidential, or observed by Receiving Party as the result of a site visit or audit, which

i.	in the case of SUNESIS shall consist of information pertaining to its trade secrets, know-how, inventions (whether or not patentable), regulatory submissions, the Sample(s), chemical synthesis or process data, proprietary chemicals, Research Reports, preclinical and clinical data and program results, or any other information or data acquired or generated by AMRI as a result of this Agreement or from performance of the Services rendered hereunder and

ii.	in the case of AMRI shall consist of information pertaining to its trade secrets, know-how, inventions (whether or not patentable), and any analytical, bioanalytical, formulations and manufacturing data, methods, processes, and techniques, provided, that such data methods, processes or techniques do not fall within Section 7 of this Agreement.

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Receiving Party agrees that (A) it will not, and will not permit any of its employees, consultants or representatives to, use the Disclosing Party’s Confidential Information other than for the purposes permitted under this Agreement, (B) it will not, and will not permit any of its employees, consultants or representatives to disclose any of said Confidential Information to a third party except as permitted by this Agreement, and (C) it will not, and will not permit any of its employees, consultants or representatives to publish or submit for publication said Confidential Information without Disclosing Party’s prior written approval.

b.	The Receiving Party’s obligations with regard to Confidential Information which is a Trade Secret (as defined herein) shall continue in perpetuity from the date of this Agreement, and with regard to Confidential Information which is not a Trade Secret shall continue for a period of five (5) years from the termination or expiration of this Agreement. For purposes of this Agreement, “Trade Secret” shall mean information, including but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, or process, which:

i.	derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and

ii.	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

For the avoidance of doubt, any information pertaining to the Samples), and any chemical synthesis or process data, proprietary chemicals. Research Reports, preclinical and clinical data and program results, or any other information or data acquired or generated by AMRI as a result of this Agreement or from performance of the Services hereunder shall be considered a “Trade Secret” of SUNESIS for purposes of this Agreement.

c.	Notwithstanding the foregoing, the obligations of Section 4 shall not apply to Confidential Information:

i.	which is now or later becomes generally available to the public through no fault of Receiving Party;

ii.	which is already known to Receiving Party (without confidentiality restrictions) at the time of disclosure, as demonstrated by Receiving Party’s files in existence at the time of such disclosure;

iii.	which is lawfully acquired by Receiving Party (without restrictions) from third parties who have a right to disclose the information;

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iv.	which is developed by or for Receiving Party independently of the Projects hereunder and without use of any Confidential Information of the Disclosing Party, as evidenced by Receiving Party’s written records created at the time of such independent development; or

v.	which by mutual written agreement of the Parties is released from confidential status.

d.	Section 4c above shall not restrict Receiving Party from disclosing Confidential Information that is legally required to be disclosed pursuant to an order or requirement of a court, governmental agency or by law; provided, however, Receiving Party shall provide prompt notice of such court order or requirement to Disclosing Party to enable Disclosing Party the opportunity to seek a protective order or otherwise prevent or restrict such disclosure of its Confidential Information.

e.	All of the Confidential Information belonging to the Disclosing Party shall remain the sole property of the Disclosing Party. Upon the written request of Disclosing Party, all tangible Confidential Information, including all copies thereof, shall be promptly delivered to Disclosing Party, except that the Receiving Party may retain one (1) copy of the Confidential Information to ensure compliance hereunder.

f.	Neither Party shall use the name of the other Party or any of its employees, agents or Affiliates (as defined herein) or subsidiaries without the written consent of the other Party, such consent shall not be unreasonably delayed or withheld. For the purposes of this Agreement the term “Affiliate” shall mean: any corporation, partnership, joint venture or other business arrangement which is controlled by, controlling or under common control with such Party and shall include without limitation any direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or participating profit interest of such corporation or other business entity. Further, neither Party shall use the trade name, trademark, product reference or other designation of the other Party in connection with any product, service, promotion or advertising without the express prior written consent of the other Party. Neither Party shall disclose to any third party or to the public generally (i) the terms or the existence of this Agreement or (ii) the relationship between SUNESIS and AMRI established hereunder without the prior written consent of the other Party, provided that either Party may, without the other Party’s prior consent, disclose such information (A) to potential or actual investors, financial institutions or advisors, legal counsel, or accountants, (B) as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (C) to any governmental agency in connection with filings with the Securities and Exchange Commission (SEC) or for purposes of filing patent applications, or obtaining approval to test or market a product or service.

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g.	Each Party agrees and acknowledges:

i.	that the obligations set forth in Section 4 are necessary and reasonable in order to protect the Disclosing Party and its business; and

ii.	that due to the nature of the Disclosing Party’s Confidential Information, monetary damages may be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of the obligations set forth in Section 4; and

iii.	that any such breach may cause irreparable injury to the Disclosing Party, and that, in addition to the procedures outlined in Section 18b below and any other remedies that may be available in law, equity or otherwise, the Disclosing Party shall be entitled to immediately seek injunctive relief against the breach or the continuation of such breach by the Receiving Party.

5.	Term and Termination.

a.	This Agreement shall commence on the Effective Date set forth above and shall terminate the later of (i) three (3) years, from the Effective Date or (ii) six (6) months after the completion of the last Work Order executed by the Parties prior to the third anniversary of the Effective Date, unless earlier terminated by either Party hereto. Extension of this Agreement shall be subject to future written Agreement between the Parties.

b.	The representations and warranties contained in this Agreement (including the recitals hereto), as well as those rights and/or obligations contained in the terms of this Agreement which by their intent or meaning have validity beyond the term hereof, including without limitations Sections 4, 5.b, 6, 7, 10, 11, 12, 15, 16.a, 18 and 19 hereof, shall survive the expiration or termination of this Agreement.

c.	This Agreement may be terminated prior to the expiration of the term only under the following conditions:

i.	BY SUNESIS, if AMRI materially breaches any of the covenants and agreements under this Agreement, upon written notice to AMRI and AMRI fails to cure such breach within thirty (30) days after written notice of such breach to AMRI.

ii.	BY SUNESIS, if AMRI is substantially unable to perform assigned duties hereunder whether due to sickness, disability or incapacity or any other reason upon thirty (30) days written notice to AMRI.

iii.	BY AMRI, if SUNESIS materially breaches any of the covenants and agreements under this Agreement, upon written notice to SUNESIS and

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SUNESIS fails to cure such breach within thirty (30) days after written notice of such breach to SUNESIS.

iv.	Either Party may terminate this Agreement without cause upon sixty (60) days’ written notice to the other Party.

v.	In the event this Agreement or any Work Order is terminated SUNESIS shall pay AMRI for all work completed pursuant to the relevant Work Order(s) currently in effect at the time of termination, and any non-cancelable or non-refundable expenses incurred by AMRI in connection with the performance of Services hereunder. If payments in a terminated Work Order are milestone-based, and the Work Order is terminated after costs have been incurred by AMRI toward achieving such milestone, but such milestone has not yet been achieved, SUNESIS will pay AMRI’s standard fees and expenses incurred for actual work performed up to the date of termination, not to exceed the actual amount due for completing such milestone.

vi.	Upon receipt of a termination notice, AMRI shall promptly cease performing any work not necessary for the orderly close out of the affected Project(s), or for the fulfillment of regulatory requirements, and will submit to SUNESIS for review and approval an itemized accounting of the Services completed, any non-cancelable and/or non-refundable expenses reasonably incurred by AMRI relating to the unfinished Work Order or Work Orders, and payments received from SUNESIS in order to determine a balance to be paid by either Party to the other Party. Such balance will be paid within thirty (30) days after receipt and approval of such itemized accounting.

6.	Communications and Payments.

a.	Communications: All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given in the following methods: personal delivery, registered or certified mail, postage prepaid, return receipt requests, or air courier service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

To AMRI:	Legal Department
Albany Molecular Research, Inc. 26 Corporate Circle Albany, New York 12203

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To SUNESIS:	Legal Department
Sunesis Pharmaceuticals, Inc.
395 Oyster Point Boulevard
Suite 400
South San Francisco, California 94080

b.	Payments: In consideration of the Services to be performed by AMRI under this Agreement, SUNESIS shall pay AMRI in accordance with the fees for each Service as set forth in the corresponding Work Order. SUNESIS agrees to submit payments to AMRI no later than thirty (30) business days after receipt of an invoice from AMRI. If SUNESIS disputes an invoice then SUNESIS will notify AMRI in writing promptly upon identifying such dispute, and the Parties shall use good faith efforts to reconcile the disputed invoice as soon as practicable.

7.	Ownership and Retention of Records.

All materials, documents, information, programs, research reports, results, syntheses and suggestions of any kind and description supplied to AMRI by SUNESIS at any time, shall be the property of SUNESIS. Provided SUNESIS fulfills its obligations under Section 3 and 6 with respect to a given Work Order, and subject to the provisions in Section 2.j., all materials, documents, information, programs, research reports, results, syntheses and suggestions of any kind and description generated by AMRI as a result of the Services performed hereunder in respect of such Work Order shall be the sole and exclusive property of SUNESIS, other than for AMRI proprietary technology (inclusive of computational and combinatorial techniques, biocatalysis technology, natural product libraries, and other technology). Any ideas, inventions, discoveries, techniques, methods, processes, trade secrets or other know-how, whether patentable or not, that may be conceived by employees or other contractors of SUNESIS and/or AMRI through use of the material, documents, information, programs, syntheses and suggestions described above or as a result of the Service performed under this Agreement (hereinafter, “Developed IP”) shall be the sole and exclusive property of SUNESIS, and AMRI hereby does assign, and agrees to assign or cause to be assigned, all rights thereto to SUNESIS. AMRI and its employees agree to cooperate with SUNESIS in taking all reasonable steps which SUNESIS believes necessary or desirable to secure its rights on the Developed IP, at the expense of SUNESIS. SUNESIS acknowledges that AMRI is in the business of providing services for a variety of organizations other than SUNESIS. Accordingly nothing in this Agreement shall preclude or limit AMRI from providing services or developing materials for itself or other customers, or from utilizing the general knowledge gained during the course of its performance hereunder or AMRI property to perform similar services for other parties, provided that such provision of services or development of materials does not constitute a breach of confidentiality under Section 4 herein.

Experimental records and laboratory notebooks containing experimental descriptions and data generated under this Agreement, as outlined in Section 2.j., shall be (i) maintained in accordance with AMRI’s notebook policy and (ii) promptly transferred from AMRI to

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SUNESIS or its designee upon the termination of this Agreement as set forth in Section 5 of this Agreement unless such materials are otherwise required to be stored or maintained by AMRI as a matter of law or regulation. AMRI shall maintain all written materials and all other data obtained or generated by AMRI in the course of providing the Services under this Agreement in a secure area reasonably protected from fire, theft and destruction. In no event shall AMRI provide to any third party any materials or data or information generated or obtained by AMRI in the course of providing the Services under this Agreement without first obtaining SUNESIS’s written permission.

Other than the rights expressly set forth in this Agreement, no provision of this Agreement shall be construed to grant to AMRI by implication, estoppel, or otherwise, any right, title, or interest in or to any intellectual property owned or controlled by SUNESIS.

8.	Safety and Environmental.

In carrying out its responsibilities under this Agreement, AMRI agrees to ensure that the Services are conducted in compliance with any applicable SUNESIS protocols, provided that such protocols are specifically agreed to in writing by AMRI, and/or specifications of which AMRI is reasonably advised in a timely manner and in compliance with all applicable laws, rules, and regulations, including, but not limited to the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto and all relevant U.S. environmental regulations.

9.	Independent Contractors.

a.	The Parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership or joint venture between the Parties. Further, nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Parties or between a Party and any employee or agent of the other Party. Neither Party shall at any time represent its relationship with the other Party as anything other than that of an independent contractor.

b.	Neither Party, nor its employees, agents or Permitted Subcontractors (as discussed below) shall be (i) deemed employees of the other Party, nor (ii) entitled to participate in or receive any benefit or right as an employee of the other Party.

c.	Each Party shall pay and report all federal and state income tax withholding. Social Security taxes and unemployment insurance applicable to such Party.

d.	Permitted Subcontractors: AMRI shall have the right to subcontract a portion of its obligations in connection with its performance of any Project other than to its Affiliates (hereinafter a “Permitted Subcontractors”), provided that (i) AMRI shall have obtained the prior written approval of SUNESIS to use of such Permitted Subcontractors, including providing SUNESIS with sufficient information to

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enable proper evaluation of such subcontractor; (ii) such subcontract shall not relieve AMRI of any of its obligations under this Agreement; (iii) AMRI shall enter into a written agreement with such Permitted Subcontractors on terms and conditions substantially similar to the confidentiality and intellectual property provisions of this Agreement; and (iv) each Work Order, when applicable, shall specify the name of such Permitted Subcontractors.

10.	Warranty.

a.	AMRI WARRANTS THAT (i) ALL PRODUCTS MANUFACTURED BY IT PURSUANT TO THIS AGREEMENT SHALL COMPLY WITH THE SPECIFICATIONS AND cGMP IF SO SPECIFIED IN A WORK ORDER HEREUNDER, AND CONFORM TO THE INFORMATION SHOWN ON THE CERTIFICATE OF ANALYSIS, AND (ii) ALL SERVICES SHALL BE PERFORMED IN A PROFESSIONAL AND WORKMANLIKE MANNER IN ACCORDANCE WITH INDUSTRY STANDARDS, BUT MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING. BUT NOT LIMITED TO, THE WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

b.	EXCEPT FOR THE WARRANTIES PROVIDED IN SECTIONS 10(a) AND 15, NEITHER PARTY MAKES ANY WARRANTY, EXPRESSED OR IMPLIED BY STATUTE OR IN WRITING, REGARDING THE SERVICES OR THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTY REGARDING THEIR FITNESS FOR PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR THEIR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF A PARTY HERETO, THAT ARE INCONSISTENT HEREWITH, SHALL BE DISREGARDED AND SHALL NOT BE BINDING ON SUCH PARTY.

11.	Limitations on Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR LOST PROFITS OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY BREACH OF A WARRANTY CONTAINED HEREIN OR OF ANY OBLIGATION TO PERFORM SERVICES OR TO PROVIDE COMPOUNDS BY A SPECIFIED TIME.

12.	Indemnification and Liability.

a.	By SUNESIS. SUNESIS shall indemnify and hold AMRI, its Affiliates and their directors, officers, employees and agents (“AMRI Indemnitee”) harmless from and against any and all third-party claims, damages, liabilities, losses, costs and

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expenses (collectively, “Claims”) relating to the Sample(s), or the product resulting from the Services hereunder (a “Product”) after it has been accepted by SUNESIS, and arising from (i) SUNESIS’s or a third party’s use or sale of the Product or SUNESIS’s or a third party’s manufacture, use or sale of any product incorporating the Product, including without limitation any product liability Claims attributable to such Product or any other SUNESIS product (whether based on strict liability, inherent design defect, negligence, failure to warn, breach of contracts or any theory of liability), (ii) any Claims that the Product, Samples or the process provided by SUNESIS to AMRI for the conduct of a Project hereunder infringe a third party’s patent or other intellectual property rights, or (iii) any acts or omissions of SUNESIS or any of its directors, officers, employees, or agents (“SUNESIS Indemnitee”), except to the extent that such Claim (A) is caused by the gross negligence, willful misconduct or breach of this Agreement by an AMRI Indemnitee, or (B) infringement of third-party rights caused by AMRI’s use of third-party technology or materials in performing the Services for SUNESIS.

b.	By AMRI. AMRI shall indemnify and hold SUNESIS Indemnitees harmless from and against any and all Claims arising from (i) AMRI’s gross negligence or willful misconduct in connection with this Agreement or AMRI’s breach of this Agreement, and (ii) alleged infringement of third-party rights caused by AMRI’s use of third-party technology or materials in performing the Services for SUNESIS, except to the extent that such a Claim is caused by the gross negligence or willful misconduct of SUNESIS Indemnitees.

c.	Indemnification Procedures. A Party seeking indemnity hereunder (the “Indemnified Party”) (i) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any Claim for which indemnification is sought, (ii) shall permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the Claim, (iii) shall reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense in the investigation of, preparation for and defense of such Claim, and (iv) shall not compromise or settle such Claim in a manner that adversely affects the other Party’s rights under this Agreement without the Indemnifying Party’s prior written consent.

13.	Force Majeure.

Neither SUNESIS nor AMRI shall be liable for delays in performing or any failure to perform any terms of this Agreement caused by the effects of fire, strike, war (declared or undeclared), insurrection, government restriction or prohibition, force majeure or other causes reasonably beyond its control and without its fault, but the Party failing to perform shall use all reasonable efforts to resume performance of this Agreement as soon as feasible. Any episode of force majeure which continues for sixty (60) days from the date of notification of its existence shall give the non-affected Party the right to terminate this Agreement upon thirty (30) days additional notice.

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14.	Assignment.

Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party, except that each Party may assign this Agreement without such consent to an Affiliate or a subsidiary of that Party, and SUNESIS may assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its business or assets, or in the event of its merger, reorganization, consolidation, change in control or similar transaction.

15.	Representations and Warranties.

a.	Each Party represents and warrants to the other Party that (i) such Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by such Party of this Agreement has been duly and validly authorized, and the Parties have secured all consents and authorizations necessary to enter into this Agreement and proceed with the undertakings required herein, and (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms.

b.	AMRI represents and warrants to SUNESIS that this undertaking does not conflict with its duties and obligations under any other agreements to which it is a party, including any agreements with any other company or institution, or any policies applicable to them.

16.	Entire Agreement.

a.	This Agreement and the Work Orders attached hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto, including the previous Service Agreement between the Parties dated August 22, 2003 and any amendment and Quality Agreement thereto.

b.	No change or modification of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of AMRI and SUNESIS.

17.	Insurance.

Each Party shall maintain appropriate product liability and commercial general liability insurance with respect to the conduct and performance of the Services under each Work Order as each Party customarily maintains with respect to similar activities. Each Party shall provide the other Party evidence of such insurance upon written request.

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18.	Choice of Law and Dispute Resolution.

a.	Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

b.	Dispute Resolution. Any dispute with regard to the performance of this Agreement by either Party will be settled by the following method:

i.	Initial disputes will be reviewed by a technical committee comprised on an equal number of staff from both SUNESIS and AMRI (the “Discrepancy Review Committee”). Either Party may initiate such a review by written notice to the other Party. Dispute resolution will be in writing and signed by the research director (or equivalent officer) of both SUNESIS and AMRI.

ii.	If the Discrepancy Review Committee cannot reach a resolution within thirty (30) days after such dispute notice (“Notification”), the Chief Executive Officers (“CEOs”) or their designees of both SUNESIS and AMRI will meet to reach a resolution acceptable to both.

iii.	If the CEOs or their designees cannot reach an acceptable resolution within sixty (60) days after such Notification, the Parties may submit to mediation of the dispute. If the mediation is unsuccessful, the parties may then resort to arbitration, litigation or another dispute resolution procedure.

19.	Miscellaneous.

a.	AMRI will permit SUNESIS to audit AMRI’s relevant non-financial records during and for a period of twelve (12) months after the term of this Agreement with reasonable advanced prior notice, during normal business hours, and not more than once per calendar year solely to permit SUNESIS to confirm that the Services are or have been performed in compliance with applicable laws and regulations.

b.	If any term or provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected and each remaining term or provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

c.	Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

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20.	No Implied Rights.

Except as otherwise expressly provided herein, neither Party shall have any right, title or interest to or in any patents, patent applications, know-how (whether patentable or unpatentable) or other intellectual property rights of the other Party.

21.	Counterpart.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same legal instrument.

IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives.

ALBANY MOLECULAR RESEARCH, INC.		SUNESIS PHARMACEUTICALS, INC.
By:		By:

Name:	Steve Jennings	Name:	Steven B. Ketchum, Ph.D.

Title:	SVP, Sales, Marketing &	Title:	Sr. VP, R & D
Business Development
Date:	December 14, 2009	Date:	17 Dec 2009

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EXHIBIT A

QUALITY AGREEMENT

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